Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The York Water Company
York, Pennsylvania

     We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated March 13, 2006, relating to the consolidated financial statements, the effectiveness of The York Water Company’s internal control over financial reporting and financial statement schedule of The York Water Company appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

     We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Beard Miller Company LLP

Beard Miller Company LLP
York, Pennsylvania
November 14, 2006